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NEW YORK LIFE INSURANCE COMPANY
11400 Tomahawk Creek Parkway, Suite 200
Leawood, Kansas 66211
(913) 906-4059 FAX (913) 906-4140

IRWIN L. DON, FSA, MAAA
Associate Actuary

April 19, 1999

Re:   New York Life Insurance and Annuity Corporation
      NYLIAC Variable Universal Life Separate Account - I
      Investment Company Act File Number: 811-07798
      Securities Act File Number: 333-39157

Ladies and Gentlemen:

This opinion is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation ("NYLIAC") under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form S-6 describes survivorship variable universal life insurance policies (the "Policies"). I am familiar with the Registration Statement and Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the section of the prospectus entitled "Appendix A: Illustrations", based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age combination selected in the illustrations is representative of the manner in which the Policies operate.

In addition, I have reviewed the discount rate used in calculating the present value of NYLIAC's future tax deductions resulting from the amortization of its deduction for certain acquisition costs. In my opinion, the DAC tax charge is reasonable in relation to NYLIAC's increased federal tax burden under Section 848 resulting from the receipt of premium; and the factors taken into account by NYLIAC in determining the targeted rate of return are appropriate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

/S/ IRWIN S. DON

Irwin L. Don
Associate Actuary